                                                                     Exhibit 4.6
                                                                     -----------

                             MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT (the "Agreement"), dated as of the ___ day of _____________, 2001, between THE FOREST BANK, LLC, a Delaware limited liability company (the "Company"), and THE NATURE CONSERVANCY, a District of Columbia nonprofit corporation (the "Manager"), recites and provides as follows:

                                   RECITALS

         WHEREAS, the Company was organized to acquire from owners of forest land the rights to maintain, conserve, selectively cut, manage, sell, retain the proceeds from and regenerate the trees located on each owner's property in exchange for units of membership interest in the Company;

         WHEREAS, the Company's First Amended and Restated Limited Liability Company Agreement (the "Operating Agreement") provides that the Company's purposes are (a) to conserve forest land to maintain ecological features and natural processes; (b) to manage such lands, forests and associated resources to provide economic and financial benefits; and (c) to do any and all acts and things which may be necessary or incidental to the foregoing or the promotion or conduct of the business of the Company or any of its properties; provided however that if there is a conflict among (a), (b) or (c), then (a) shall prevail; and

         WHEREAS, the Company desires to engage the Manager to provide information, advice, assistance and facilities to the Company and to have the Manager undertake the duties and responsibilities hereinafter set forth, on the terms and conditions set forth herein, and in consideration therefor, the Company desires to pay the Manager certain fees as herein set forth.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.       Definitions. For purposes of this Agreement, the following terms shall
         -----------
have the meanings set forth below.

         (a) "Affiliate" shall mean (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such person, or (iii) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

         (b)   "Board" shall mean the Company's Board of Managers.

         (c) "Break Even Date" shall mean the last day of the fiscal year in which the Company first (1) generates positive Net Income, excluding Timber Depletion Charges, or (2) positive Cash Flow, in either case for six (6) consecutive fiscal quarters or two (2) consecutive Fiscal Years.

         (d) "Certificate" shall mean the Company's Certificate of Formation filed with the Secretary of State of Delaware, as the same may be amended or restated from time to time.

         (e) "Class A Units" shall mean the Class A-1, Class A-2 and Class A-3 Units as described in the Registration Statement.

         (f) "Class M Units" shall mean the Class M Units as described in the Registration Statement and owned by the Manager.

         (g) "Code" shall mean the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time.

         (h) "Designated Employees" shall mean the employees of the Manager designated by the Manager to devote a certain percent of their FTE providing Management Services to the Company.

         (i) "Fiscal Year" shall mean the calendar year and any portion thereof treated by the Internal Revenue Service as a reporting period for the Company.

         (j) "Full Time Equivalent" or "FTE" shall mean the percentage of an employment position's time devoted to a particular matter and is calculated by dividing the actual number of hours (if Non-Exempt) or days (if Exempt) worked per year on that particular matter, by the hours or days represented by the position's standard or customary full-time business year.

         (k) "GAAP" means generally accepted accounting principles, consistently applied.

         (l) "Management Services" shall mean all of the services to be provided by and the obligations and responsibilities assumed by, the Manager as described in this Agreement.

         (m) "Members" shall mean the holders of record of the Company's Units.

         (n) "Net Income" shall mean the Company's net income computed according to GAAP.

         (o) "Operating Agreement" shall mean the Limited Liability Company Agreement of the Company, and all supplements, amendments and restatements thereof.

         (p) "Organization and Offering Expenses" shall mean all expenses incurred in connection with the formation of the Company, the registration and qualification of the Units under federal and state securities laws, and the offering and sale of the Units, including selling commissions, if any.

         (q) "Positive Cash Flow" shall mean a net positive value when annual expenses are subtracted from annual revenues after taxes but not including timber depletion allowances.

         (r) "Registration Statement" shall mean the Company's Registration Statement on Form S-1, as amended, as of the dated and time such Registration Statement is declared effective by the SEC.

         (s) "SEC" shall mean the U.S. Securities and Exchange Commission.

         (t) "Timber Depletion Charges" shall mean the tax depreciation allowances for timber permitted under the Code.

         (u) "Timber Rights" or "Rights" shall mean the rights to maintain, conserve, selectively cut, manage, sell, retain the proceeds from and regenerate the trees located on each Member's property in exchange for Units of membership interest the Company.

         (v) "Units" shall mean the Class A Units, the Class M Units and all future units of membership interest in the Company.

2.       Duties of the Manager. Subject to the terms of the Certificate and the
         ---------------------
supervision and/or prior approval (if required by the Certificate, Operating Agreement or this Agreement) of the Board, the Manager, at its own cost and expense, unless otherwise set forth herein, on behalf of the Company, shall use its best efforts to:

         (a) administer the day-to-day operations of the Company and perform or supervise the various administrative functions reasonably necessary for the management of the Company;

         (b) provide the executive and administrative personnel for the Company in an amount not less than three (3) Full-Time Equivalents, and the Manager shall require each of its employees assigned to the Company to determine by reasonable estimation the percentage of their time and effort devoted to the Company, which estimates shall be reviewed by the Board; all salaries, wages, payroll taxes, costs of employee benefit plans for such personnel shall be the responsibility of the Manager. The Manager shall have the right to replace an employee

                                      -3-
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dedicated to the Company or change the time commitments of its employees at any time so long as not less than three Full Time Equivalents are dedicated to the Company;

         (c) provide office space and services, and all overhead required in rendering the foregoing services to the Company, including without limitation all rents, utility service, custodial services, postage, office equipment, seminar and travel expense, support staff, computer and information technology hardware, software and support services, and all other good and services necessary or expedient for the operation and administration of the Company;

         (d) investigate, select and, on behalf of the Company, engage and conduct business with consultants, accountants, lenders, attorneys, brokers, depositaries, insurers, banks, timber land owners, any and all agents for any of the foregoing, including Affiliates of the Manager, and persons acting in any other capacity deemed by the Board necessary or desirable for the performance of any of the foregoing services; provided that any fees, costs and expenses payable to third parties (including Affiliates of the Manager) incurred by the Manager in connection with the foregoing shall be the sole responsibility of the Company;

         (e) negotiate on behalf of the Company with timber landowners, timber consultants, loggers, mill operators and other persons in the business of production and processing of wood and other forest products, negotiate with banks or other lenders for loans to be made to the Company, and otherwise represent the Company in all of its business and non-business affairs, and enter into and perform any and all agreements associated therewith;

         (f) invest or reinvest any money of the Company, as directed by the Board or subject to such discretionary powers as the Board may from time to time delegate;

         (g) obtain timber cruise, evaluation and appraisal reports (which may be prepared by the Manager or its Affiliates) on any Timber Rights that the Company proposes to acquire; provided, however, that any fees, costs or expenses incurred or payable to third parties (including Affiliates of the Manager) in connection with the foregoing shall be the sole responsibility of the Company;

         (h) at any time reasonably requested by the Board (but not more than monthly) make reports of its performance of services to the Board;

         (i) counsel the Company in connection with policy decisions to be made by the Board;

         (j) consult with the Board and the officers of the Company and furnish them with advice and recommendations with respect to the acquisition, maintenance, operation and, upon liquidation of the Company, disposition of Timber Rights or letters of intent therefor, and furnish advice and recommendations with respect to other aspects of the business and affairs of the Company; and

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     (k)  perform such other services and provide goods and materials as may be required from time to time for management and other activities relating to the assets of the Company as the Manager shall deem appropriate under the particular circumstances or as reasonably requested by the Board.

3.   Information Regarding the Company. In order for the Manager to fulfill its
     ---------------------------------
duties, the Board shall, to the extent it deems proper, authorize the Company to provide the Manager with full information concerning the Company, its capitalization and investment policies and the intentions of the Board with respect to future acquisitions of Timber Rights. The Company shall furnish the Manager with a copy of all audited financial statements, a signed copy of each report prepared by independent accountants, and such other information with regard to its affairs as the Manager may from time to time reasonably request. The Manager shall have access to the books and records of the Company during normal business hours. The Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to non-Affiliated third parties except with the prior consent of the Board or as required by legal process or to discharge its duties hereunder.

4.   Bank Accounts. The Manager may establish and maintain one or more bank
     -------------
accounts in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that all such accounts shall be maintained in such fashion as to make clear that the funds therein are the property of the Company and not of the Manager. The Manager shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

5.   Protection of Ownership. The Manager shall use its best efforts to assure
     -----------------------
that (i) any interest in property, real or personal, forming part of the Company's assets (other than Timber Rights) is duly insured, by appropriate insurance policies, against loss or damage by fire, with extended coverage, and against such other insurable hazards and risks as is customary and appropriate in the circumstances; (ii) the policies from time to time specified by the Board with regard to the protection of the Company's properties are carried out; (iii) proper Board approval is received for all of the Company's acquisitions of Timber Rights; and (iv) at the end of each month, the Company's investment in Timber Rights does not exceed those limits imposed by the Manager from time to time. Any and all costs incurred by the Manager in performing such functions whether payable to its Affiliates or independent persons, shall be borne solely by the Company.

6.   Records. The Manager shall maintain appropriate records of all its
     -------
activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours.

7.   Limitations on Activities. Notwithstanding any provision of this Agreement
     -------------------------
to the contrary, the Manager shall refrain from taking any action that, in its sole judgment made in good faith and in the exercise of reasonable care, would violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or its properties or otherwise is not permitted by the Certificate or Operating Agreement, except if such action shall be ordered by the Board, in which case the Manager shall notify promptly the Board of the Manager's judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. Subject to the foregoing, in performing its duties and obligations under this Agreement, the Manager shall abide by and comply with the provisions and policies set forth in the Certificate and Operating Agreement.

8.   Compensation for Management Services.
     ------------------------------------

     (a)  Management Fee. In consideration for the Management Services, the
          --------------
Company shall compensate the Manager as follows (the "Management Fee"):

          (i) The Company shall issue 750,000 Class M Units to the Manager in exchange for all Management Services provided from the date of this Agreement to the fifth anniversary of the date of this Agreement.

          (ii) From and after the fifth anniversary of the date of this Agreement, the Company shall pay the Manager an annual Management Fee equal to the lesser of:

               (A) one hundred and fifteen percent (115%) of the Manager's Actual Cost of Providing the Management Services; or

               (B) four and one-half percent (4.5%) of the aggregate value of all Class A Units issued in exchange for contributions of Timber Rights (or in connection with revaluations of Timber Rights) after the date of this Agreement (and not reduced by redemptions of such Units).

For the purposes of this Section, the "Actual Cost of Providing the Management Services" shall include: (1) a proportionate share of the salary and benefits of Designated Employees based on the percent of such employee's FTE devoted to the Company, (2) a proportionate share of rents in the buildings in which the Designated Employees are located, or in the case of owned buildings, a reasonable rental for such office space, based on the FTE of Designated Employees spent providing Management Services to the Company compared to the FTE of all employees in such office space, (3) a proportionate share of all office and other equipment used by Designated Employees based on the percent of FTE of all Designated Employees and other employees using such equipment, and (4) other actual costs incurred by the Manager in providing Management Services and documented in the appropriate Accounting; provided that to the extent that the Company employs its own personnel, purchases its own equipment or leases or owns its own office space, such amounts shall not be included in the Actual Cost of Providing Management Services.

     (b)  Calculation of the Management Fee. The Manager shall calculate the
          ---------------------------------
Management Fee and provide a written accounting thereof (the "Accounting") to the Company

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not later than sixty (60) days after the close of the Fiscal Year in which the
Management Fee accrued. The Management Fee shall be due and payable thirty (30) days after receipt of the Accounting by the Company. Should the Company dispute all or any portion of the Accounting, it may, not later than thirty (30) days after receipt of the Accounting, request that any disputed portions be arbitrated by a panel of qualified arbitrators (the "Panel"). Each of the Manager and the Company shall elect one arbitrator and the two arbitrators so selected shall select a third arbitrator for the Panel, who shall review the Accounting and the parties shall provide the Panel with all documents and other information requested by the Panel in order to make its determination. Upon completion of the selection of the Panel, it shall have thirty (30) days to reach a determination on all disputed issues and the determination so reached by the Panel shall be final and binding on the parties hereto. Each party shall pay one half of the cost of the Panel.

         (c) Form of Payment of the Management Fee. From the fifth anniversary
             -------------------------------------
of the date of this Agreement to the Break Even Date, the Management Fee shall be payable in additional Class M Units or Class A-1 Units, in the Manager's sole discretion, each valued at $1.00 per unit. The Manager's election of Class M Units or Class A-1 Units shall be set forth in the Accounting provided for the applicable Fiscal Year. From and after the Break Even Date, the Management shall be paid in cash, or at the election of the Manager, Class A-1 Units. The Management Fee shall be paid, either by issuance of Units or payment in cash, not later than thirty (30) days after receipt of the Accounting, unless the amount of the Management Fee is disputed, in which case the Management Fee shall be due and payable ten (10) days after issuance of the Panel's report. Any unpaid Management Fee or portion thereof shall accrue interest at twelve percent (12%) per annum commencing on the due date therefor. The Manager acknowledges and understands that any Units issued to the Manager by the Company under this Section will not be registered under the Securities Act of 1933, as amended, or any state securities laws and cannot be sold or otherwise transferred except pursuant to an exemption from registration under such laws or an effective registration statement thereunder.

9.       Expenses. The Company shall pay, or reimburse the Manager, for the
         --------
following expenses incurred in connection with the formation and operation of the Company:

         (a)   Organization and Offering Expenses incurred by the Company;

         (b) expenses incurred in connection with the identification, valuation and acquisition of Timber Rights;

         (c) taxes and assessments on property and taxes as an expense of doing business directly related to the Company's activities;

         (d) reasonable costs associated with insurance required in connection with the business of the Company;

         (e) reasonable expenses of developing, managing and operating the Timber Rights owned by the Company, whether payable to an Affiliate of the Manager or an unrelated person;

     (f)  reasonable fees and expenses of legal counsel for the Company;

     (g) reasonable fees and expenses of independent auditors, accountants or other third party advisers, appraisers or consultants engaged by the Company;

     (h) reasonable expenses associated with the issuance and distribution of any Units of the Company at any time, such as taxes, legal and accounting fees;

     (i) reasonable expenses of dissolving the Company, or revising, amending, converting or modifying the Certificate or Operating Agreement; and

     (j) reasonable expenses of maintaining communications with Members, including the cost of preparation, printing and mailing annual reports and other Member reports required by the Certificate, Operating Agreement or applicable law.

10.  Other Services. In the event the Company requests that the Manager or any
     --------------
officer or employee of the Manager render services for the Company other than as set forth in this Agreement, such services shall be separately compensated and shall not be deemed to be Management Services pursuant to this Agreement.

11.  Indemnification; Insurance.
     --------------------------

     (a) To the fullest extent permitted by law, neither the Manager, any Affiliate of the Manager nor any employee of the Manager shall be personally liable, responsible or accountable in damages or otherwise to the Company or any of its Members for or with respect to any action taken or failure to act on behalf of the Company within the scope of the authority conferred on the Manager by this Agreement or by law. In addition to, and not by way of limitation of, the preceding sentence, the Manager shall not be liable to the Company or its Members for monetary damages for any breach of any fiduciary duty as a Manager, except for liability for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law. Any repeal or modification of this Section shall not adversely affect any right or protection of a Manager existing prior to such repeal or modification.

     (b) The Company shall indemnify and hold harmless the Manager, each of their Affiliates and Designated Employees (the "Indemnified Parties", and each
                                                -------------------
an "Indemnified Party") from and against any loss, expense, damage or injury
    -----------------
suffered or sustained by the Indemnified Parties (or any of them) by reason of any acts, omissions or alleged acts or omissions arising out of its or their activities on behalf of the Company or in furtherance of the interests of the Company, including, but not limited to, any judgment, award, settlement, reasonable attorney's fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (collectively, "Losses"); provided that the acts, omissions or alleged acts or
                          --------
omissions upon which such actual or threatened action, proceeding or claim is based were not performed or omitted fraudulently or in bad faith or as a result of gross negligence or willful misconduct by any such Indemnified Party; and provided further that such Indemnified Party reasonably believed that the acts,
-------- -------
omissions, or alleged acts
or omissions upon which such actual or threatened action, proceeding or claim is based were in the best interests of the Company. Such indemnification shall be made only to the extent of the assets of the Company.

     (c) The Manager shall reimburse, indemnify and hold harmless the Company, its officers, directors, members and employees for and from any and all Losses in respect of or arising from any the acts, omissions, or alleged acts or omissions of the Manager, its officers, directors and employees which are deemed to constitute fraud, bad faith, gross negligence or willful misconduct by the Manager.

     (d) The Company agrees to provide for the Manager and all officers, directors or employees of the Manager serving as officers or directors of the Company, directors and officers liability insurance with respect to their activities in connection with the Company, in such amounts as are agreed by the Manager and the Company, or should the parties be unable to agree, in the amount of one million dollars ($1,000,000) on a per occurrence basis.

12.  Relationship of Manager and Company. The Company and the Manager are not
     -----------------------------------
partners or joint venturers with each other, and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

13.  Term. Unless sooner terminated pursuant to Section 14 or 15, this Agreement
     ----
shall remain in force until December 31, 2006, and thereafter will be submitted to the parties annually for their approval to extend the term for an additional two year term.

14.  Termination by Company. On the approval of [seventy-five percent (75%)] of
     ----------------------
the members of the Board, this Agreement may be terminated by written notice of termination from the Company to the Manager if any of the following events occur:

     (a) the Manager shall violate or default in the performance of any material provision of this Agreement and, after written notice of such violation, shall not cure such default within 30 days or, if the default is of a nature that it cannot be cured within 30 days, the Manager shall not diligently proceed to cure the default as soon as practicable and shall not actually cure such default within 90 days; or

     (b) the Manager shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Manager, or of all or substantially all of its property by reason of the foregoing, or approving any petition filed against the Manager for reorganization, and such adjudication or order shall remain in force or unstayed for a period of 30 days; or

     (c) the Manager shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due.

The Manager agrees that if any of the events specified in subsection (b) and (c) of this Section shall occur, it shall give written notice thereof to the Board within 15 days after the occurrence of such event.

15.  Termination by the Manager. This Agreement may be terminated by written
     --------------------------
notice of termination from the Manager to the Company if any of the following events occur:

     (a) the Company violates or defaults in the performance of any material provision of this Agreement and, after written notice of such violation, shall not cure such default within 30 days or, if the default is of a nature that it cannot be cured within 30 days, the Company shall not diligently proceed to cure the default as soon as practicable and shall not actually cure such default within 90 days; or

     (b) the Manager makes a good faith determination that the Manager's provision of the Management Services will result in the revocation or termination by the Internal Revenue Service of the Manger's status as a tax-exempt organization under Section 501(c)(3) of the Code.

16.  Assignment Prohibition. This Agreement may not be assigned by the Manager
     ----------------------
without the prior written consent of the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Manager.

17.  Duties Upon Termination. After the effective date of termination of this
     -----------------------
Agreement, the Manager shall not be entitled to compensation for further services hereunder. The Manager shall forthwith upon such termination:

     (a) promptly pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

     (b) promptly deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period from the date of the last accounting furnished to the Board;

     (c) promptly deliver to the Board all property and documents of the Company then in the custody of the Manager; and

     (d) use its best efforts to cooperate with the Company to insure an orderly transition of the services provided hereunder.

18.  Notices. Any notice, report or other communication required or permitted to
     -------
be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered to the addresses set forth herein:

         To the Company:
                  The Forest Bank, LLC
                  339 East Avenue, Suite 300
                  Rochester, New York 14604
                  Attn: Kent Gilges, Manager

         To the Manager:
                  The Nature Conservancy
                  4245 North Fairfax Drive, Suite 100
                  Arlington, Virginia 22203-1606
                  Attn: Tamar Datan

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section. Any notice delivered pursuant to this Section shall be effective on the date specified in such notice, which may be the day on which such notice is given or any date thereafter.

19.  Modification. This Agreement shall not be changed, modified or amended, in
     ------------
whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assigns.

20.  Member Liability. No Member of the Company shall be personally liable for
     ----------------
any of the obligations of the Company under this Agreement.

21.  Severability. The provisions of this Agreement are independent of and
     ------------
severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

22.  Governing Law. The provisions of this Agreement shall be construed and
     -------------
interpreted in accordance with the laws of the Commonwealth of Virginia.

23.  Entire Agreement. This Agreement contains the entire agreement and
     ----------------
understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

24.  Indulgences, Not Waivers. Neither the failure nor any delay on the part of
     ------------------------
a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. Time is of the essence of this Agreement.

25.  Gender. Words used herein regardless of the number and gender specifically
     ------
used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

26.  Titles Not to Affect Interpretation. The titles of paragraphs and
     -----------------------------------
subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

27.  Execution in Counterparts. This Agreement may be executed in any number of
     -------------------------
counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement by their duly authorized officers as of the day and year first written above.

                                            THE FOREST BANK, LLC,
                                            a Delaware limited liability company



                                            By:________________________________
                                            Name:
                                            Title:


                                            THE NATURE CONSERVANCY, a District
                                            of Colombia nonprofit corporation



                                            By:________________________________
                                            Name:
                                            Title: